Exhibit 99.1

Wave Board of Directors Appoints William Solms as Acting CEO

LEE, MA—(Marketwired - October 08, 2013) - Wave Systems Corp. (NASDAQ: WAVX) announced today that William Solms, Vice President of North American Sales, has been appointed by the Board of Directors as Acting CEO, replacing Steven Sprague.

Mr. Solms will be responsible for ensuring a smooth transition and leading Wave’s executive team. A graduate of West Point, Mr. Solms served a distinguished career as an active duty Army officer, capping his 20+ year military career in the Pentagon as a member of the Joint Staff. After his military service, Bill joined Microsoft as a sales executive, directed the Federal Sales Team for Oracle-on-Demand at Oracle, and held executive positions in Business Development and Sales at A-T Solutions and Intellidyne, LLC.

“On behalf of the entire board, I want to thank Steven for his service to the company and for the passion, dedication and commitment he brought to Wave as CEO each day,” said John Bagalay, Wave’s Chairman of the Board. “The Board sees a tremendous opportunity for growth going forward and we have full confidence in Bill’s ability to lead a very talented and innovative team in translating Wave’s product vision into a commercial reality.”

Mr. Sprague has indicated that he will continue to serve Wave as a member of its Board of Directors, stating “I look forward to helping the Board and Bill with the transition.”

The Board will alter its previously announced search for a Chief Operating Officer into a search for a permanent CEO.

About Wave Systems

Wave Systems Corp. (NASDAQ: WAVX) reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave has been a foremost expert on this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbour for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.

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Company:
Wave Systems Corp.
Michael Wheeler
413-243-7026

mwheeler@wave.com

Investor Relations:
David Collins, Eric Lentini
212-924-9800
wavx@catalyst-ir.com